Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT TO RIGHTS AGREEMENT (this “Amendment”), dated as of May 5, 2009 between VIGNETTE CORPORATION (the “Company”), and MELLON INVESTOR SERVICES LLC, a New Jersey limited liability company, in its capacity as Rights Agent (the “Rights Agent”), is made with reference to the following facts:

A. The Company and the Rights Agent have heretofore entered into that certain Rights Agreement (the “Rights Agreement”) dated as of April 25, 2002, pursuant to which the Company and the Rights Agent may, from time to time, supplement or amend the Rights Agreement. All capitalized terms used herein without further definition herein shall have the meanings ascribed thereto in the Rights Agreement.

B. On May 5, 2009, the Board of Directors of the Company determined that it is in the best interests of the Company to enter into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Open Text Corporation (“Parent”) and Scenic Merger Corp. (“Merger Sub”).

C. Pursuant to the Merger Agreement, Merger Sub will merge with and into the Company, which shall be the surviving corporation, in accordance with Delaware General Corporation Law.

D. There is not as of the date hereof any Acquiring Person and no Distribution Date has occurred under the Rights Agreement.

E. Pursuant to Section 27 of the Rights Agreement, the Company desires to amend the Rights Agreement to (i) render the Rights Agreement inapplicable to the Merger Agreement, the Merger (as defined in the Merger Agreement), the Voting Agreements (as defined in the Merger Agreement) executed in connection with the Merger and the other transactions contemplated by the Merger Agreement, (ii) ensure that (a) none of Parent, Merger Sub or any other affiliate of Parent is an Acquiring Person pursuant to the Rights Agreement by reason of the Merger, the execution of the Merger Agreement or the Voting Agreements or any other transaction contemplated by the Merger Agreement and (b) neither a Distribution Date nor a Stock Acquisition Date will occur, in the case of clauses (a) and (b), by reason of the execution of the Merger Agreement, the execution of the Voting Agreements or the consummation of the Merger or the other transactions contemplated by the Merger Agreement and (c) provide that the Expiration Date shall occur immediately prior to the effective time of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements set forth herein, the parties hereto agree as follows:

1. Amendment of Section 1(a). Section 1(a) of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, none of Open Text Corporation (“Parent”) or Scenic Merger Corp. (“Merger Sub”), or any of their respective Affiliates or Associates shall be deemed to be an “Acquiring Person”

by virtue of (i) the approval, execution or delivery of, or the performance pursuant to, the Agreement and Plan of Merger, dated as of May 5, 2009, by and among Parent, Merger Sub and the Company, as amended from time to time (the “Merger Agreement”), (ii) the execution and delivery of any Voting Agreement (as defined in the Merger Agreement); (iii) the consummation of the Merger (as defined in the Merger Agreement), (iv) the consummation of any of the other transactions contemplated in the Merger Agreement, or (v) the public announcement of any of the foregoing (each such event, an “Exempt Event”).”

2. Amendment of Section 1(i). The definition of “Distribution Date” set forth in Section 1(i) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Distribution Date shall not be deemed to have occurred as a result of an Exempt Event.”

3. Amendment of Section 1(bb). The definition of “Stock Acquisition Date” set forth in Section 1(bb) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, the Stock Acquisition Date shall not be deemed to have occurred as the result of an Exempt Event.”

4. Amendment of Section 7(a). Section 7(a) of the Rights Agreement is hereby amended and restated in its entirely as follows:

“(a) Except as otherwise provided herein, the Rights shall become exercisable on the Distribution Date, and thereafter the registered holder of any Right Certificate may, subject to Section 11(a) (ii) hereof and except as otherwise provided herein, exercise the Rights evidenced thereby in whole or in part upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office or agency of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of one one-thousandths of a share of Preferred Stock (or other securities, cash or other assets, as the case may be) as to which the Rights are exercised, at any time which is both after the Distribution Date and prior to the time (the “Expiration Date”) that is the earliest of (i) the Close of Business on April 25, 2012 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”) (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) immediately prior to the Effective Time (as defined in the Merger Agreement). The Company shall give the Rights Agent prompt written notice of the Effective Time.”

5. Amendment of Section 11(a). Section 11(a) of the Rights Agreement is amended to add the following clause (iv):

“(iv) Notwithstanding the foregoing or anything in this Agreement to the contrary, this Section 11(a) shall not apply to any Exempt Event.”

6. Amendment of Section 13. Section 13 of the Rights Agreement is amended to add the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, no Exempt Event shall be deemed to be an event described in (i) - (iii) of this Section 13(a) or to cause the Rights to be adjusted or exercisable in accordance with, or any other action to be taken or obligation to arise pursuant to, this Section 13.”

7. The Rights Agreement is hereby amended by adding Section 35 which shall read in its entirety as follows:

“35. Termination. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate and the Rights shall expire and be of no further force and effect immediately prior to the Effective Time (as defined in the Merger Agreement). No “Flip-In Event” shall be deemed to occur under this Agreement as a result of the execution of the Merger Agreement, the execution of any Voting Agreements contemplated by and defined in the Merger Agreement or as a result of the consummation of the Merger defined in the Merger Agreement or any of the transactions contemplated by the Merger Agreement.”

8. The Rights Agreement is hereby amended by adding Section 36 which shall read in its entirety as follows:

“36. Exception. Notwithstanding anything in this Agreement to the contrary, neither a Distribution Date nor a Stock Acquisition Date shall be deemed to have occurred, and neither Parent nor Merger Sub shall be deemed to have become an Acquiring Person, and no holder of any Rights shall be entitled to exercise such Rights under, or be entitled to any rights pursuant to this Agreement, in any such case solely by virtue of (a) the approval, execution or delivery of the Merger Agreement (or any amendment thereto approved in advance by the Board of Directors of the Company), (b) the execution and delivery of any Voting Agreement (as defined in the Merger Agreement), or (c) the consummation of the transactions contemplated by the Merger Agreement.”

9. Rights Agreement as Amended. The term “Agreement” as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby. Except as set forth herein, the Rights Agreement shall remain in full force and effect and otherwise shall be unaffected hereby. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any Person has complied with, the Merger Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.

10. Effectiveness. All amendments made to the Rights Agreement in this Amendment shall be deemed to apply retroactively as well as prospectively. This Amendment shall be deemed effective as of May 5, 2009, as if executed by both parties hereto on such date.

11. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with all laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties, liabilities and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.

12. Counterparts. This Amendment may be executed in counterparts, each of which shall be an original, but such counterparts shall together constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the date and year first above written.

VIGNETTE CORPORATION

By:	/s/ Michael A. Aviles

Name:	Michael A. Aviles

Title:	President & Chief Executive Officer

MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Ruth Brunette

Name:	Ruth Brunette

Title:	Assistant Vice President